Exhibit 99.1

THE CHEFS’ WAREHOUSE, INC.

EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose

The purpose of the Plan is to provide Eligible Employees of the Company and its Designated Subsidiaries with an opportunity to acquire a stock ownership interest in the Company.

The Plan consists of two components: (a) the Section 423 Component and (b) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights that need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component.

Section 2. Definitions

As used in the Plan the following terms shall have the meanings set forth below:

2.1            “Administrator” means the entity that conducts the general administration of the Plan as provided in Section 11 of the Plan.

2.2            “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3            “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any non-U.S. jurisdiction where rights under this Plan are granted.

2.4            “Board” means the Board of Directors of the Company.

2.5            “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.6            “Common Stock” means common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted therefore.

2.7            “Company” means The Chefs’ Warehouse, Inc., a Delaware corporation, or any successor thereto.

2.8            “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation or wages received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, income received in connection with any compensatory equity awards, fringe benefits and other special payments.

2.9            “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b) of the Plan, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both.

2.10         “Effective Date” means the date the Plan is approved by the Company’s stockholders.

2.11        “Eligible Employee” means:

(a)                An Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

(b)               Prior to the Commencement of an Offering Period, the Administrator may, in its discretion, determine that Employees who are a highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code may not participate in such Offering.

(c)                Notwithstanding the foregoing, an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement shall be six months unless designated otherwise by the Administrator and may not be more than two years); (ii) such Employee’s customary employment is for 20 hours per week or less; (iiii) such Employee’s customary employment is for less than five months in any calendar year; or (iv) such Employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such non-U.S. jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such non-U.S. jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided that any exclusion in clauses (i), (ii), (iii) or (iv) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treas. Reg. Section 1.423-2(e). Notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with Applicable Law, the Applicable Law shall control.

2.12         “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treas. Reg. Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.13        “Enrollment Date” means the first Trading Day of each Offering Period.

2.14        “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) the reported closing sales price of Shares on the Nasdaq Stock Market, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (b) in the event there is no public market for Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method (as applicable), by the Administrator in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.15         “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.16         “Offering” means an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Section 4 of the Plan. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. Section 1.423-2(a)(2) and (a)(3).

2.17         “Offering Period” has the meaning given to such term in Section 4.1 of the Plan.

2.18         “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.19         “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.20         “Plan” means this The Chefs’ Warehouse, Inc. Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.21         “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator prior to the commencement of an Offering Period.

2.22         “Purchase Period” shall refer to one or more periods within an Offering Period, as designated by the Administrator. Unless designated otherwise by the Administrator prior to the commencement of an Offering Period, the Purchase Period for each Offering Period shall be the same as the applicable Offering Period.

2.23         “Purchase Price” means the purchase price designated by the Administrator prior to the commencement of an Offering Period (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Purchase Date); provided, however, that, in the event no purchase price is designated by the Administrator prior to the commencement of an Offering Period, the purchase price for such Offering Period shall be 85% of the Fair Market Value of a Share on the Purchase Date; provided, further, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 8 of the Plan and shall not be less than the par value of a Share.

2.24         “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.25         “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.26         “Share” means a share of Common Stock.

2.27         “Subsidiary” means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity other than the Company of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

2.28         “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

2.29         “Treas. Reg.” means U.S. Department of the Treasury regulations.

Section 3. Shares Subject to the Plan

3.1               Number of Shares. Subject to Section 8 of the Plan, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 793,402 Shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.

3.2               Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

Section 4. Offering Periods

4.1               Offering Periods. The Administrator may from time to time make Offerings under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The Administrator may, in its discretion, designate the length of an Offering Period, provided that no Offering Period shall exceed 27 months in duration. Each Offering Period shall consist of one or more Purchase Periods, as designated by the Administrator, during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with the Plan. The provisions of separate Offerings or Offering Periods under the Plan need not be identical. Unless designated otherwise by the Administrator, the first Offering Period under the Plan shall begin on the first Trading Day on or following July 1, 2023 and shall end on December 31, 2023 (the “Initial Offering”). Thereafter, and unless designated otherwise by the Administrator, each Offering Period shall commence on the first Trading Day on or following January 1 and July 1 and shall end on June 30 and December 31, respectively. The Initial Offering and each Offering Period thereafter shall consist of a single Purchase Period unless designated otherwise by the Administrator.

Section 5. Eligibility; Enrollment

5.1               Eligibility. Any Eligible Employee employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Section 5 and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

5.2            Enrollment in the Plan.

(a)                Except as otherwise determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period designated by the Administrator and in such form as the Company provides.

(b)               Except as otherwise determined by the Administrator, each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage designated by the Administrator (which percentage shall be 10% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)                The Administrator may designate that a Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period (and in the absence of any specific designation by the Administrator, a Participant may not change (neither increase nor decrease) or suspend the Participant’s payroll deduction elections during an Offering Period); provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document.

Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in the Participant’s account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless the Participant withdraws from participation in the Plan pursuant to Section 7 of the Plan.

(d)               Except as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3               Payroll Deductions. Except as otherwise determined by the Administrator, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Section 7 of the Plan or suspended by the Participant or the Administrator as provided in Section 5.2 of the Plan and Section 5.6 of the Plan, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.4               Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation as provided in Section 7 of the Plan or otherwise becomes ineligible to participate in the Plan.

5.5               Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or Subsidiary to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6               Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 of the Plan (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period.

The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 of the Plan or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7               Non-U.S. Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a non-U.S. jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(g) of the Plan. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy and security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

Section 6. Grant and Exercise of Rights

6.1               Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), subject to the limits in Section 5.5 of the Plan, such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by (b) the applicable Purchase Price (rounded down to the nearest whole Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period, and (z) the date on which the Participant withdraws in accordance with Section 7.1 of the Plan or Section 7.3 of the Plan.

6.2               Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions shall be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan. Any cash in lieu of fractional Shares remaining after the purchase of Shares upon exercise of a purchase right shall be returned to the Participant in one lump sum payment in a subsequent payroll check. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3               Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Section 6 on such Purchase Date, and shall either (i) continue all Offering Periods then in effect or (ii) terminate any or all Offering Periods then in effect pursuant to Section 9 of the Plan. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.

6.4               Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5               Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish.

6.6               Transfer of Shares. Unless determined otherwise by the Administrator, no Participant may transfer Shares purchased pursuant to the Plan out of the Participant’s account with the Agent during the two-year period from the Enrollment Date of the Offering Period in which the Shares were purchased other than in the case of a sale of such Shares.

Section 7. Withdrawal; Cessation of Eligibility

7.1               Withdrawal. A Participant may withdraw all (but not less than all) of the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than 30 days prior to the end of the Offering Period (or such shorter or longer period as may be designated by the Administrator). All of the Participant’s payroll deductions credited to the Participant’s account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2               Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon the Participant’s eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3               Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, the Participant shall be deemed to have elected to withdraw from the Plan pursuant to this Section 7 and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of such Participant’s death, to the Participant’s beneficiary, as soon as reasonably practicable after such cessation of eligibility, and such Participant’s rights for the Offering Period shall be automatically terminated; provided, however, that, unless designated otherwise by the Administrator, a Participant whose employment with the Company or a Designated Subsidiary terminates for any reason other than the Participant’s death less than 30 days prior to the next Purchase Date in the then-current Offering Period in which the Participant is enrolled shall not be deemed to withdraw from the Plan until immediately following the Participant’s exercise of rights on such Purchase Date in accordance with Section 6.2 of the Plan. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (a) the end of the current Offering Period under the Non-Section 423 Component or (b) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

Section 8. Adjustments

8.1            Changes in Capitalization. Subject to Section 8.3 of the Plan, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to: (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 of the Plan); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2               Other Adjustments. Subject to Section 8.3 of the Plan, in the event of any transaction or event described in Section 8.1 of the Plan or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company or the financial statements of the Company or any affiliate of the Company or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, shall be authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)                To provide for either (i) the termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)               To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of stock and prices;

(c)                To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)               To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion, following which the Participants’ rights under the ongoing Offering Period(s) shall be terminated; or

(e)          To provide that all outstanding rights shall terminate without being exercised.

8.3               No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Section 8 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4               No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

Section 9. Amendment, Modification and Termination

9.1               Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number or change the type of Shares that may be sold pursuant to rights under the Plan (other than an adjustment as provided by Section 8 of the Plan) or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.

9.2               Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3               Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion, to the extent necessary or desirable and without stockholder approval, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)                altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; and

(b)               shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator’s action.

9.4               Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

Section 10. Term of the Plan

The Plan shall become effective on the Effective Date. The effectiveness of the Section 423 Component of the Plan shall be subject to approval of the Plan by the Company’s stockholders within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Section 423 Component of the Plan prior to such stockholder approval. The Plan shall remain in effect until terminated under Section 9.1 of the Plan. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

Section 11. Administration

11.1         Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation and Human Capital Committee of the Board (or another committee or subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employee to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2         Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)             to determine when and how rights to purchase Shares shall be granted and the provisions of each Offering (which need not be identical);

(b)             to designate which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company;

(c)             to impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion;

(d)             to construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(e)             to amend, suspend or terminate the Plan as provided in Section 9 of the Plan.

(f)              to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component; and

(g)             to adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 of the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

11.3         Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

Section 12. Miscellaneous

12.1         Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution and is exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2           Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Participant’s nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator. Shares acquired under the Plan shall be subject to the Company’s Insider Trading Policy to the extent applicable to a Participant is subject to the Company’s Insider Trading Policy.

All Shares covered by the Plan shall be subject to such stop transfer restrictions, legends and other restrictions the Company deems are necessary or advisable, including restrictions required to comply with federal, state or foreign securities laws. The Company cannot guarantee that Participants will be able to sell Shares acquired under the Plan during any particular period.

12.3         Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4         Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.5         Equal Rights and Privileges. Subject to Section 5.7 of the Plan, all Eligible Employees shall have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7 of the Plan, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

12.6         Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.7         Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.8         No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9         Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10     Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

12.11     Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

12.12     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of rights to purchase Shares.

12.13     Severability. If any provision of the Plan is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant, or would disqualify the Plan under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of the Plan shall remain in full force and effect; provided, however, that no such construction, deemed amendment or striking of a provision of the Plan shall cause the Section 423 Component to no longer comply with Section 423 of the Code.

12.14     No Trust or Fund Created. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant. To the extent that any Participant acquires a right to receive payments from the Company or any Subsidiary pursuant to Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

12.15     Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.